Exhibit B.40.1

CERTIFICATE OF INCORPORATION
STOCK CORPORATION

                       STATE OF CONNECTICUT
                      SECRETARY OF THE STATE


The undersigned incorporator(s) hereby form(s) a corporation under the Stock Corporation Act of the State of Connecticut:

1.   The name of the corporation is: NUSCO Energy Partners, Inc.

2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:

To engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut.

3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each share thereof, are as follows:

There shall be one class of capital stock, designated "Common Stock" and having a par value of $1.00 per share, of which 20,000 shares shall be authorized.

4. The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any), or an express grant of authority to the board of directors pursuant to Section 33-341, 1959 Supp. Conn. G.S., are as follows:

There is only one class of shares authorized, as described in item 3 above.

5. The minimum amount of stated capital with which the corporation shall commence business is:

     $1,000 dollars

6.(7)Other provisions

     Any action which under any provision of Ch. 599, Title 33 of the Connecticut General Statutes, Revision of 1958, as amended, may be taken at a meeting of shareholders may also be taken without a meeting, by consent, in writing, setting forth the action to be taken, signed by persons holding not less than a majority of the voting power of shares, or of the shares of any particular class entitled to vote thereon or to take such action, or their duly authorized attorneys, all in accordance with the terms and subject to the limitations imposed by Section 33-330 of the Connecticut General Statutes.

Dated this 26th day of September 1996.

I hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

This certificate of incorporation must be signed by each incorporator.

NAME OF INCORPORATOR (Print or Type)
1. Tracy A. DeCredico

SIGNED (Incorporator)

1. /s/Tracy A. DeCredico

                              Tracy A. DeCredico
                              Northeast Utilities Service Company
                              107 Selden Street
                              Berlin, CT  06037
                         (Please provide filer's name and
                              complete address for mailing receipt)